DENNIS R. NELSON
GENERAL COUNSEL
UNISOURCE ENERGY CORPORATION
220 WEST SIXTH STREET
TUCSON, ARIZONA  85701


                                    January 2, 1998

UniSource Energy Corporation
220 West Sixth Street
Tucson, Arizona  85701

             Re:    Registration on Form S-8 of Unisource
                    Energy Corporation (the "Company")

Gentlemen:

             At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 120,000 shares of Common Stock, without par value, of the Company (the "Common Stock"), and additional rights (together with the Common Stock, the "Shares"), to be issued pursuant to the UniSource Energy Corporation 1994 Outside Director Stock Option Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

             Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

             I consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Respectfully submitted,


                                       /s/ Dennis R. Nelson
                                       Dennis R. Nelson
                                       General Counsel
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